Exhibit 3.1

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

TELZUIT MEDICAL TECHNOLOGIES, INC.

TELZUIT MEDICAL TECHNOLOGIES, INC., a Florida Corporation (the “Corporation”), hereby certifies as follows:

1. The Articles of Incorporation of the Corporation, originally filed with the Florida Department of State on September 26, 2001 (the “Articles of Incorporation”), are hereby amended by deleting the first paragraph of Article 4 in its entirety and by substituting, in lieu thereof, the following:

“ARTICLE 4

CAPITAL STOCK

The total number of shares of stock the Corporation shall have authority to issue is (i) 125,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).”

2. The foregoing amendment shall become effective on the date these Articles of Amendment are filed with the Florida Department of State, in accordance with the corporation laws of the State or Florida.

3. The amendment recited in Section 1 above has been duly adopted in accordance with the provisions of Sections 607.1003 and 607.1006, Florida Statutes, at a meeting of the shareholders of the Corporation held on February 27, 2007. The number of votes cast for the amendment by the shareholders was sufficient for approval by the shareholders.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its President this 1st day of June, 2007.

TELZUIT MEDICAL TECHNOLOGIES, INC.

By:	/s/ Warren D. Stowell
Warren D. Stowell, President